Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 11, 2020 (the “Merger Agreement”), is made by and between Saga Communications Reincorporation, Inc., a Florida corporation (“Saga Communications Florida”), and Saga Communications, Inc., a Delaware corporation (“Saga Communications Delaware”). Saga Communications Florida and Saga Communications Delaware are sometimes referred to in this Agreement as the “Constituent Corporations.” Saga Communications Florida is a wholly-owned subsidiary of Saga Communications Delaware.

BACKGROUND

Saga Communications Florida has a total authorized capital stock of 40,000,000 shares, of which 35,000,000 shares are designated as Class A Common Stock, par value $0.01 per share, 3,500,000 shares are designated as Class B Common Stock, par value $0.01 per share (collectively, the “Saga Communications Florida Common Stock.”), and 1,500,000 shares are designated as Preferred Stock, par value $0.01 per share (the “Saga Communications Florida Preferred Stock”). The Saga Communications Florida Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date of this Agreement, and before giving effect to the transactions contemplated by this Agreement, 1,000 shares of Saga Communications Florida Common Stock are issued and outstanding, all of which are held by Saga Communications Delaware, and no shares of Saga Communications Florida Preferred Stock are issued and outstanding.

Saga Communications Delaware has a total authorized capital stock of 40,000,000 shares, of which 35,000,000 shares are designated as Class A Common Stock, par value $0.01 per share, 3,500,000 shares are designated as Class B Common Stock, par value $0.01 per share (collectively, the “Saga Communications Delaware Common Stock”), and 1,500,000 shares are designated as Preferred Stock, par value $0.01 per share (the “Saga Communications Delaware Preferred Stock”). The Saga Communications Delaware Preferred Stock is undesignated as to series, rights, preferences, privileges or restrictions. As of the date of this Agreement, and before giving effect to the transactions contemplated by this Agreement, approximately 5,996,909 shares of Saga Communications Delaware Common Stock, and no shares of Saga Communications Delaware Preferred Stock are issued and outstanding.

The Board of Directors of Saga Communications Delaware has determined that, for the purpose of effecting the reincorporation of Saga Communications Delaware in the State of Florida, it is advisable and in the best interests of Saga Communications Delaware and its shareholders that Saga Communications Delaware merge with and into Saga Communications Florida upon the terms and conditions provided in this Agreement.

The respective Boards of Directors of the Constituent Corporations, the shareholders of Saga Communications Delaware and the stockholder of Saga Communications Florida have approved this Merger Agreement and have directed that this Merger Agreement be executed by the undersigned officers.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth in this Agreement, Saga Communications Florida and Saga Communications Delaware hereby agree, subject to the terms and conditions set forth below, as follows:

ARTICLE 1

MERGER

1. Merger. In accordance with the provisions of this Merger Agreement, the Florida Business Corporations Act (the “FBCA”) and the General Corporation Law of the State of Delaware (the “DGCL”), Saga Communications Delaware shall be merged with and into Saga Communications Florida (the “Merger”), the separate existence of Saga Communications Delaware shall cease and Saga Communications Florida shall be, and is sometimes referred to as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be Saga Communications, Inc.

2. Effective Time. The Merger shall become effective immediately upon the later of the parties causing the filing of this Merger Agreement with: (i) a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, Section 252 of the DGCL and (ii) articles of merger with the Department of State of the State of Florida, in such form as is required by, and executed in accordance with, Section 607.1105 of the FBCA; provided, however, that if such certificate of merger and articles of merger specify a later time, then the Merger shall become effective upon such specified later time. The date of such effectiveness is referred to in this Agreement as the “Effective Date.”

 3. Effect of the Merger. Upon the Effective Date, the separate existence of Saga Communications Delaware shall cease, and Saga Communications Florida, as the Surviving Corporation, shall: (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Date; (ii) be subject to all actions previously taken by its and Saga Communications Delaware’s Boards of Directors; (iii) succeed, without other transfer, to all of the assets, rights, powers and property of Saga Communications Delaware in the manner as more fully set forth in Section 259 of the DGCL; (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Date; and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Saga Communications Delaware in the same manner as if Saga Communications Florida had itself incurred them, all as more fully provided under the applicable provisions of the FBCA and the DGCL.

ARTICLE 2

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

1. Articles of Incorporation. The Articles of Incorporation of Saga Communications Florida in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation, attached as Exhibit A to this Agreement.

2. Bylaws. The bylaws of Saga Communications Florida in effect at the Effective Time shall be the bylaws of the Surviving Corporation attached as Exhibit B to this Agreement, until such time, if any, that such bylaws are amended.

3. Name. The name of the Surviving Corporation, as of the Effective Date, shall be “Saga Communications, Inc.”

4. Directors and Officers. The directors and officers of Saga Communications Delaware immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or until as otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERSION OF STOCK

1. Saga Communications Delaware Common Stock. Upon the Effective Date, each share of Saga Communications Delaware Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one fully paid and nonassessable share of Saga Communications Florida Common Stock.

2. Saga Communications Florida Common Stock. Upon the Effective Date, each share of Saga Communications Florida Common Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger and without any action by Saga Communications Florida, or the holder of such shares or any other person, be cancelled and returned to the status of authorized and unissued shares of Saga Communications Florida Common Stock, without any consideration being delivered to the holder.

3. Exchange of Certificates. After the Effective Date, each holder of an outstanding certificate representing shares of Saga Communications Delaware Common Stock may, at such shareholder’s option, surrender the same for cancellation to an exchange agent designated by the Surviving Corporation (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange a certificate or certificates representing the number of shares of Saga Communications Florida Common Stock into which the shares formerly representing by the surrendered certificate were converted in accordance with Article 3, Section 1 of this Agreement. Until so surrendered, each certificate representing shares of Saga Communications Delaware Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes, from and after the Effective Date, to represent the number of shares of Saga Communications Florida Common Stock into which such shares of Saga Communications Delaware Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Saga Communications Florida Common Stock represented by such certificate as provided above.

Each certificate representing shares of Saga Communications Florida Common Stock issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificate of Saga Communications Delaware converted in exchange for the Saga Communications Florida Common Stock, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

4. Saga Communications Delaware Equity Incentive Plans.

(a) Upon the Effective Date, the Surviving Corporation shall assume and continue any and all stock option, stock incentive, employee benefit and other equity-based award plans heretofore adopted by Saga Communications Delaware (collectively, the “Plans”). Each outstanding and unexercised option, warrant or right to purchase or receive, or security convertible into, Saga Communications Delaware Common Stock shall become an option, warrant or right to purchase or receive, or security convertible into, Saga Communications Florida Common Stock on the basis of one share of Saga Communications Florida Common Stock for each share of Saga Communications Delaware Common Stock issuable pursuant to any such option, warrant or right to purchase or receive, or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price per share applicable to any such option, warrant or right to purchase or receive, or security convertible into, Saga Communications Delaware Common Stock at the Effective Date. No other changes in the terms and conditions of such options will occur.

(b) A number of shares of Saga Communications Florida Common Stock shall be reserved for issuance under the Plans equal to the number of shares of Saga Communications Delaware Common Stock so reserved immediately prior to the Effective Date.

ARTICLE 4

CONDITIONS

The obligations of Saga Communications Delaware under this Merger Agreement shall be conditioned upon the occurrence of the following events:

(a) The principal terms of this Merger Agreement shall have been approved by the shareholders of Saga Communications Delaware;

(b) Any consents, approvals or authorizations that Saga Communications Delaware deems necessary, appropriate or convenient to be obtained in connection with the consummation of the Merger including, without limitation, approval of the Merger by the Federal Communications Commission, shall have been obtained; and

(c) The Saga Communications Florida Common Stock to be issued and reserved for issuance in connection with the Merger shall have been approved for listing by the National Association of Securities Dealers Automated Quotations (NASDAQ).

ARTICLE 5

GENERAL

1. Covenants of Saga Communications Florida. Saga Communications Florida covenants and agrees that it will, on or before the Effective Date:

(a) Qualify to do business as a foreign corporation in the State of Delaware and appoint an agent for service of process as required under the provisions of Section 252 of the DGCL;

(b) File this Merger Agreement in the name and on behalf of Saga Communications Delaware with the Secretaries of State of the States of Delaware and Florida; and

(c) Take such other actions as may be required by the DGCL or the FBCA.

2. Further Assurances. From time to time, as and when required by Saga Communications Florida or by its successors or assigns, there shall be executed and delivered on behalf of Saga Communications Delaware such deeds and other instruments, and there shall be taken or caused to be taken by Saga Communications Florida and Saga Communications Delaware such further and other actions, as shall be necessary, appropriate or convenient in order to vest or perfect in or conform of record or otherwise by Saga Communications Florida the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Saga Communications Delaware and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Saga Communications Florida are fully authorized in the name and on behalf of Saga Communications Delaware or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

3. Abandonment. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either or both of the Constituent Corporations, notwithstanding the approval of this Merger Agreement by the shareholders of Saga Communications Delaware or by the sole stockholder of Saga Communications Florida, or by both. In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no obligations on either Constituent Corporation or their respective Board of Directors, shareholders or stockholders with respect to this Agreement.

4. Amendment. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement with the Secretaries of State of the States of Florida and Delaware, provided that an amendment made subsequent to the adoption of this Merger Agreement by the stockholders or shareholders of either Constituent Corporation shall not, unless approved by such stockholders or shareholders as required by law:

(a) Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b) Alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c) Alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5. Registered Office. The registered office of the Surviving Corporation in the State of Florida is 1200 South Pine Island Road, Plantation, Florida 33324, and the registered agent of the Surviving Corporation in charge thereof is CT Corporation System.

6. Governing Law. This Merger Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida and, so far as applicable, the merger provisions of the DGCL.

7. Counterparts. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signatures Page Follows]

IN WITNESS WHEREOF, the Constituent Corporations have caused this Merger Agreement to be duly executed and delivered as of the date first above written.

SAGA COMMUNICATIONS REINCORPORATION, INC., a Florida corporation

By:	/s/ Samuel D. Bush
Name: Samuel D. Bush
Its: Executive Vice President

SAGA COMMUNICATIONS, INC.,
a Delaware corporation

By:	/s/ Samuel D. Bush
Name: Samuel D. Bush
Its: Executive Vice President

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